Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 8, 2016, Ligand Pharmaceuticals Incorporated (the “Company”, “Ligand”, “we” or “us”) completed the acquisition of substantially all of the assets and liabilities of Open Monoclonal Technology, Inc. (“OMT, Inc.”) and its wholly owned subsidiaries (together “OMT”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of December 17, 2015 (the “Merger Agreement”).

The unaudited pro forma condensed combined financial information is presented in accordance with the rules specified by Article 11 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”) and has been prepared subject to the assumptions and adjustments as described in the notes thereto.

The following unaudited pro forma condensed combined statement of financial condition as of December 31, 2015 gives effect to the acquisition of substantially all of the assets of OMT as if it had occurred on December 31, 2015, and the following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 gives effect to the acquisition as if it had occurred as of January 1, 2015, subject to the assumptions and adjustments as described in the accompanying notes. The adjustments included in the column “Assets and Liabilities Not Acquired” in the unaudited pro forma condensed combined statement of financial condition and statements of operations represent the assets that were not acquired and liabilities that were not assumed in connection with the OMT acquisition, and also the corresponding revenues and expenses. The historical financial information is adjusted in the unaudited pro forma financial statements to give effect to pro forma adjustments that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial condition or results of operations that would have occurred if the acquisition had been consummated on the dates indicated, nor is it indicative of the future financial condition or results of operations of the combined company. The unaudited pro forma condensed combined financial information does not give effect to any potential cost savings or other operational efficiencies that could result from the acquisition.

The pro forma combined condensed financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2015 and notes thereto of Ligand contained in its 2015 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2016 and the historical audited financial statements for the year ended December 31, 2015 and notes thereto of OMT which are included as Exhibit 99.1 to this Current Report on Form 8-K/A.

The Company has made a preliminary estimated allocation of the consideration transferred to the assets acquired and liabilities assumed as of the acquisition date based on the preliminary information available and management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. The finalization of the Company’s purchase accounting assessment may result in changes to the valuation of assets acquired and liabilities assumed, particularly in regards to indefinite and finite-lived intangible assets and deferred tax assets and liabilities, which could be material. Accordingly, the pro forma adjustments related to the allocation of estimated consideration transferred are preliminary and have been presented solely for the purpose of providing unaudited pro forma condensed combined financial information in this Current Report on Form 8-K/A. The Company expects to finalize its accounting for the business combination as soon as practicable within the measurement period in accordance with Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”), but in no event later than one year from January 8, 2016 (the “Acquisition Date”).

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

As of December 31, 2015

(in thousands)

	Ligand	OMT				Pro Forma Combined

	As of December 31,	As of December 31,	Assets and Liabilities	Pro forma		As of December 31,
	2015	2015	not acquired[1]	adjustments		2015

Assets
Cash and cash equivalents	$97,428	$4,638	$(1,139)	$(96,423)	A	$4,504
Short-term investments	102,791	-	-	-		102,791
Accounts receivable, net	6,170	2	-	-		6,172
Note receivable from Viking	4,782	-	-	-		4,782
Inventory	1,633	-	-	-		1,633
Current debt issuance costs	860	-	-	-		860
Other current assets	1,908	517	(347)	1,250	B	3,328

Total current assets	215,572	5,157	(1,486)	(95,173)		124,070
Deferred income taxes	216,564	3,147	-	766	C	220,477
Investments in equity securities	29,728	-	-	-		29,728
Intangible assets, net	48,347	214	(23)	166,809	F	215,347
Goodwill	12,238	-	-	63,722	H	75,960
Commercial license rights	8,554	-	-	-		8,554
Property and equipment, net	372	509	(509)	-		372
Long-term debt issuance costs	2,527	-	-	-		2,527
Other assets	27	68	-	-		95

Total assets	$533,929	$9,095	$(2,018)	$136,124		$677,130

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,083	$998	$(160)	$-		$4,921
Accured liabilities	5,397	148	(37)	388	I	5,896
Current contingent liabilities	10,414	-	-	-		10,414
Current lease exit obligations	934	-	-	-		934
Other current liabilities	8	1,979	-	(1,979)	G	8

Total current liabilities	20,836	3,125	(197)	(1,591)		22,173

Long-term liabilities:
Long-term portion of notes payable	205,372	-	-	-		205,372
Long-term contingent liabilities	3,033	-	-	-		3,033
Long-term deferred income taxes	-	-	-	64,546	C	64,546
Other long-term liabilities	297	545	-	-		842

Total liabilities	$229,538	$3,670	$(197)	$62,955		$295,966

Shareholders’ equity:
Common stock	$20	$5	$-	$(5)	D	$20
Convertible Preferred Stock	-	9	-	(9)	D	-
Additional paid-in capital	701,478	9,405	(62)	68,304	D, E	779,125
Accumulated other comprehensive income	4,903	-	(1,759)	23		3,167
Accumulated deficit	(402,010)	(3,994)	-	4,856	B,D, I	(401,148)

Total stockholders’ equity attributable to parent	304,391	5,425	(1,821)	73,169		381,164

Noncontrolling interests	-	-	-	-		-

Total stockholders’ equity	304,391	5,425	(1,821)	73,169		381,164

Total liabilities and stockholders’ equity	$533,929	$9,095	$(2,018)	$136,124		$677,130

1

The Merger Agreement excludes OMT Therapeutics Inc. (“OMTT”) and its wholly owned subsidiary reported within OMT’s 2015 financial statements. For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, these assets, liabilities and any income statement activity related to these legal entities have been excluded.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2015

(in thousands, except per share amounts)

	Historical	Historical
	Ligand	OMT				Pro Forma Combined
	Year Ended	Year Ended	Assets and Liabilities	Pro Forma		Year Ended
	December 31, 2015	December 31, 2015	not acquired[1]	Adjustments		December 31, 2015
Revenues
Royalties	$38,194	$-	$-	$-		$38,194
Material Sales	27,662	-	-	-		27,662
License fees, milestones and other revenues	6,058	7,525	(73)	-		13,510

Total revenues	71,914	7,525	(73)	-		79,366

Operating costs and expenses:
Cost of material sales	5,807	-	-	-		5,807
Cost of license revenue	-	195	-	8,352	A	8,547
Research and development	13,380	6,094	(1,523)	2,543	C, B	20,494
General and administrative	24,378	3,916	(2,074)	(1,219)	A, B, E	25,001
Lease exit and termination costs	1,020	-	-	-		1,020
Write-off of acquired in-process research and development	-	-	-	-		-

Total operating costs and expenses	44,585	10,205	(3,597)	9,676		60,869

Income from operations	27,329	(2,680)	3,524	(9,676)		18,497

Other (expense) income:
Interest expense, net	(11,802)	(258)	-	-		(12,060)
Increase in contingent liabilities	(5,013)	-	-	-		(5,013)
Gain on deconsolidation of Viking	28,190	-	-	-		28,190
Equity in net losses from Viking	(5,143)	-	-	-		(5,143)
Other, net	1,768	(1)	(34)	-		1,733

Total other expense, net	8,000	(259)	(34)	-		7,707

Income (loss) from continuing operations before income tax	35,329	(2,939)	3,490	(9,676)		26,204
Income tax (expense) benefit from continuing operations	219,596	1,274	(83)	4,210	D	224,997

Income (loss) from continuing operations including noncontrolling interests	254,925	(1,665)	3,407	(5,466)		251,201

Less: Net loss attributable to noncontrolling interests	(2,380)	-	-	-		(2,380)

Net income (loss) from continuing operations	$257,305	$(1,665)	$3,407	$(5,466)		$253,581

Basic per share amounts
Income (loss) from continuing operations	$13.00				F	$12.32

Net income (loss)	$13.00				F	$12.32

Weighted average number of common shares-basic	19,790					20,584

Diluted per share amounts:
Income (loss) from continuing operations	$12.12				F	$11.51

Net income (loss)	$12.12				F	$11.51

Weighted average number of common shares-diluted	21,228					22,022

1

The Merger Agreement excludes OMT Therapeutics Inc. (“OMTT”) and its wholly owned subsidiary reported within OMT’s 2015 financial statements. For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, these assets, liabilities and any income statement activity related to these legal entities have been excluded.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of Transaction and Basis of Presentation

On January 8, 2016, Ligand completed the acquisition of substantially all of the assets and liabilities of OMT pursuant to the terms and conditions of the Merger Agreement, by and among Ligand, OMT, Inc., OMT LLC, certain Ligand subsidiaries formed solely for the merger transactions, and Fortis Advisors LLC, as the stockholders’ representative, dated as of December 17, 2015. As a result, OMT, Inc. merged with and into Ligand with Ligand being the surviving corporation (the “Merger”). In addition, prior to the Merger, OMT, Inc. and OMT LLC entered into a stock exchange agreement pursuant to which all of OMT LLC’s subsidiaries became wholly-owned subsidiaries of OMT, Inc. by exchanging all outstanding shares of OMT LLC’s subsidiaries’ stock for shares of Class A Common Stock of OMT, Inc. Upon the completion of all the above mentioned transactions, OMT, including its subsidiaries, became a wholly-owned subsidiary of Ligand.

Ligand unaudited pro forma condensed combined financial information has been compiled from underlying financial statements prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and reflect the acquisition of substantially all of the assets of OMT.

The following unaudited pro forma condensed combined statement of financial condition as of December 31, 2015 gives effect to the acquisition of substantially all of the assets of OMT as if it had occurred on December 31, 2015, and the following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 gives effect to the acquisition as if it had occurred as of January 1, 2015, subject to the assumptions and adjustments as described in the accompanying notes. The adjustments included in the column “Assets Not Acquired and Liabilities Not Assumed” in the unaudited pro forma condensed combined statement of financial condition and statements of operations represent the assets that were not acquired/liabilities not assumed in connection with the OMT acquisition, and also the corresponding revenues and expenses. The historical financial information is adjusted in the unaudited pro forma financial statements to give effect to pro forma adjustments that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements for the year ended December 31, 2015 includes balances derived from the audited financial statements of OMT Therapeutics, Inc. (“OMTT”), an entity under common control with OMT, Inc, as of December 31, 2015, which was not a part of the entities acquired by Ligand or under common control with Ligand. These audited financial statements are attached as Exhibit 99.1 to this Current Report on Form 8-K/A. The use of audited financial statements of an entire consolidated entity where only selected parts of an entity are acquired and those acquired parts represent substantially all of the selling entity has been used in accordance with published SEC observations. The amounts which are attributable to this entity have been recorded as a pro forma adjustment to the unaudited pro forma condensed combined financial statements for the year ended December 31, 2015.

The following reclassification adjustments have been made to OMT’s historical financial statements to conform to Ligand’s presentation (in thousands):

	Historical OMT line items	Reclassification adjustment to conform to Ligand presentation	Revised OMT historical
Balance sheet
As of December 31, 2015
(in thousands)
Other current assets	$-	$517	$517
Income tax receivable	379	(379)	-
Prepaid expenses and other current assets	138	(138)	-

Deferred Income Tax Assets, non-current portion	2,858	290	3,147
Deferred income tax assets	290	(290)	-

Other Assets	-	68	68
Deposits	68	(68)	-

Accounts payable	506	492	998
Accrued expenses and other current liabilities	640	(492)	148

Other current liabilities	-	1,979	1,979
Deferred revenue	1,979	(1,979)	-

Other long-term liabilities	-	545	545
Preferred stock warrant liability	545	(545)	-

Convertible Preferred Stock	-	9	9
Series B, convertible preferred stock	5	(5)	-
Series A, convertible preferred stock	4	(4)	-

Income Statement
Year ended December 31, 2015
(in thousands)
License fees, milestones and other revenues	$-	$7,525	$7,525
Revenues	7,525	(7,525)	-

Cost of license revenue	-	195	195
Cost of Revenue	195	(195)	-

General and administrative	3,360	556	3,917
Sales and marketing	556	(556)	-

Other, net	-	(1)	(1)
Gain on revaluation of warrants	48	(48)	-
Other income	0	(0)	-
Foreign currency translation loss	$(49)	$49	$-

2.	Total Purchase Consideration and Preliminary Purchase Price Allocation

The acquisition of OMT has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill.

The accounting for the business combination is based on currently available information and is considered preliminary. The final accounting for the business combination may differ materially from that presented in these unaudited pro forma condensed financial statements.

The consideration transferred to acquire OMT was approximately $174.1 million, consisting of approximately $96.4 million in cash and $77.7 million in shares of Ligand’s common stock, subject to certain customary post-closing adjustments, in each case upon the terms and subject to the conditions contained in the Merger Agreement. The following table summarizes the preliminary estimate of consideration expected to be transferred ($ in thousands):

Cash Consideration	$96,423
Fair value of Ligand’s common shares issued	77,709

Total fair value of consideration transferred	$174,132

The following table presents the preliminary purchase price allocation of the assets acquired and liabilities assumed based on their estimated fair values as if the acquisition had occurred on December 31, 2015, which is the assumed acquisition date for purposes of the pro forma balance sheet (in thousands):

Net book value of assets acquired as of December 31, 2015	$5,425

Adjustments:
Identifiable Intangible Assets	166,786
Deferred revenue	1,979
Deferred taxes	(63,780)
Goodwill	63,722

Total net assets acquired	$174,132

Ligand believes the amount of goodwill resulting from the allocation of purchase consideration is primarily attributable to OMT’s revenue growth from combining the OMT and Ligand businesses and workforce, as well as the benefits of access to different markets and customers.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

The following notes relate to the unaudited pro forma condensed combined balance sheet as of December 31, 2015:

A.	Cash and cash equivalents— To record the cash portion of purchase consideration paid by Ligand.

B.

Intercompany transactions— To reverse various previously eliminated intercompany transactions between OMT and OMTT, its wholly owned subsidiary, which was not acquired by Ligand in connection with the OMT acquisition.

C.

Deferred tax assets and liabilities — To record adjustments to deferred tax balances related to the change in fair values in connection with acquisition accounting and the recording of purchased intangible assets.

D.	Equity—To eliminate OMT historical stockholder’s equity.

E.	Common stock—To record the issuance of common stock as part of the consideration for the OMT acquisition.

F.

Intangible Assets - To record the difference between the historical amounts of OMT net intangible assets and the preliminary fair values of OMT intangible asset acquired. These estimated fair value and useful life are considered preliminary and are subject to change based on final purchase price valuation amounts. Accordingly, the estimates related to deferred taxes are also subject to change. Changes in fair value or useful life of the acquired intangible asset may be material. The fair value of the core technologies was estimated based on an income approach using the multi-period excess earnings method. The remaining useful life of core technologies was estimated based on the related patent life and the expected future economic benefit of the asset and is being amortized over the estimated useful life in proportion to the economic benefits consumed using the straight-line method.

	Estimated	Estimated Fair
	Average	Value
	Useful Life	December 31,	Pro Forma
(in thousands, except years)	(Years)	2015	Adjustment
Core technologies	20	167,000	166,786

G.

Deferred revenue— To eliminate the historical balance of OMT’s deferred revenue. Based on the preliminary purchase price allocation, it was determined that there was no remaining performance obligation related to the deferred revenue balance as of the Acquisition Date. No corresponding adjustments have been recorded in the unaudited pro forma condensed combined statement of operations as the impact is not expected to be recurring.

H.	Goodwill—To record the preliminary estimate of goodwill for the acquisition of OMT.

I.	Transaction Costs — To record an estimated accrual and accumulated deficit impact of $362,000 for transaction costs that have not been recognized in the historical financial statements.

4.	Adjustments to Unaudited Pro Forma Condensed Statement of Operations:

A.

Intangible amortization—To eliminate historical amortization expense related to OMT’s existing intangible assets and to reflect amortization of acquired intangible asset based on the preliminary estimated fair value and useful life expected to be recorded as a result of the merger. For the preliminary estimated fair value of the intangible asset and the associated useful life, see Note 3 (F).

December, 31
2015
(in thousands)
To eliminate the historical amortization expense of OMT from G&A	$(166)
To record new amortization expense of OMT to cost of license revenue	8,352

Total adjustments to amortization expense	$8,186

B.

Stock-based compensation expense – To eliminate the historical stock-based compensation expense related to OMT’s existing equity awards and reflect the new stock-based compensation expense for 2015 related to the stock awards issued to the retained OMT employees.

December, 31
2015
(in thousands)
To eliminate the historical stock-based compensation of OMT from G&A	$(57)
To record new stock-based compensation to R&D	1,000
To record new stock-based compensation to G&A	208

Total adjustments to stock-based compensation expense	$1,151

C.

Intercompany transactions— To reverse various previously eliminated intercompany transactions between OMT and OMTT and its wholly owned subsidiary, which was not acquired by Ligand in connection with the OMT acquisition.

D.

Income tax expense – This represents the tax effect of adjustments to income before income taxes, resulting in a blended tax rate benefit of 38.7% for the year end December 31, 2015, representing the estimated combined effective U.S. federal and state statutory rates. However, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities.

E.

Transaction costs—To eliminate transaction costs of approximately $1.2 million, as they are not expected to be recurring. To the extent that Ligand or OMT incur such costs in the future, they will be expensed in the statements of operations of the respective companies in the periods incurred.

F.

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares, after giving effect to the exchange ratio. The historical basic and diluted weighted average shares of OMT are assumed to be replaced by the shares issued by Ligand to effect the merger as follows:

Year ended
December 31, 2015
(in thousands, except per share amounts)
Pro Forma Weighted Average Shares (Basic)
Historical Ligand Weighted Average Shares Outstanding	19,790
Shares issued as consideration for OMT	794

Pro Forma Weighted Average Shares (Basic)	20,584

Pro Forma Weighted Average Shares (Diluted)
Pro Forma Weighted Average Shares (Basic)	20,584
Ligand Dilution (variance between diluted and basic)	1,438

Pro Forma Weighted Average Shares (Diluted)	22,022

Pro Forma Basic Earnings (Loss) Per Share
Pro Forma Income from Continuing Operations	$253,581
Basic Weighted Average Shares Outstanding	20,584

Pro Forma Basic Earnings (Loss) Per Share	$12.32

Pro Forma Diluted Earnings (Loss) Per Share
Pro Forma Income from Continuing Operations	$253,581
Diluted Weighted Average Shares Outstanding	22,022

Pro Forma Diluted Earnings (Loss) Per Share	$11.51